TOTAL PAGES:        19
                     Registration No. 333-37532

             SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.   20549

                        FORM S-3D/POS
              POST EFFECTIVE AMENDMENT NO. 1 TO
               FORM S-3 REGISTRATION STATEMENT

              Under The Securities Act of l933

                   UNITED MOBILE HOMES, INC.
   (Exact name of registrant as specified in its charter)

                         New Jersey
(State or other jurisdiction of incorporation or organization)

                         22-1890929
            (I.R.S. Employer Identification No.)

    Juniper Business Plaza, Suite 3-C, 3499 Rt. 9 North,
                     Freehold, NJ 07728
                 Telephone No. 732-577-9997
     (Address, including zip code, and telephone number, including area of registrant's principal executive offices)

  Eugene W. Landy, Esq., Juniper Business Plaza, Suite 3-C,
            3499 Rt. 9 North, Freehold, NJ 07728
(Name and Address, including zip code, of agent for service)

                 Telephone No. 732-577-9997
(Telephone number, including area code, of agent for service)

Approximate date of commencement of    proposed  sale to the
public is as soon as possible after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box : X

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 145 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plan, check the following box: ____

               Calculation of Registration Fee

Title of Each            Proposed    Proposed
Class of                 maximum     maximum
Securities    Amount     offering   aggregate     Amount of
to be         to be       price     offering   Registration
Registered  Registered   per unit*     price       Fee
___________________________________________________________

Common Shares 1,100,000  $8.0625    $8,868,750   $2,687.50


*Estimated  solely  for  the  purpose  of  determining   the
registration fee pursuant to Rule 457(c) and based upon the closing price on The American Stock Exchange on May 15,
2000.

           This  Post-Effective Amendment No. 1  amends  the
Dividend  Reinvestment  and Stock Purchase  Plan  of  United
Mobile Homes, Inc. as follows:

           This Post-Effective Amendment No. 1 provides for monthly optional cash payments of not less than $500 per payment nor more than $1,000, unless a Request for Waiver has been accepted by United pursuant to terms set by United, whether or not any dividends on Shares of Common Stock registered in the participant's name are being reinvested. Optional cash investments will be invested monthly, generally on the Investment Date.

          Accordingly, the Prospectus dated May 22, 2000, is hereby amended as follows:

          1. Question 14 is hereby amended to read in full as follows:

          "14. What is the Investment Date?

           The Investment Date for dividends will be the Dividend Payment Date. Dividend payment dates are generally March 15, June 15, September 15, and December 15. For optional cash payments, the Investment Date will be the Dividend Payment Date in months having dividends payable or otherwise on the fifteenth (15th) of each month. If an Investment Date falls on a Saturday, Sunday or holiday, the Investment Date will be the next following business day."

          2. A new Question 32 is hereby incorporated into the Prospectus:

          "32. WAIVER OF MAXIMUM LIMITS
               May I make an optional cash payment in excess of $1,000 per month?

           Optional cash investments in excess of $1,000 per month may be made only pursuant to a Request for Waiver accepted by United. Participants who wish to submit an optional cash investment in excess of $1,000 for any Investment Date must obtain the prior written approval of United, and a copy of such written approval must accompany any such optional cash investment submitted to the Agent. A Request for Waiver should be directed to Shareholder Relations at United via telephone at 732-577-9997. United has sole discretion to grant any approval for optional cash investments in excess of the allowable maximum amount. In deciding whether to approve a Request for Waiver, United will consider relevant factors including, but not limited to, United's need for additional funds, the attractiveness of obtaining such additional funds through the sale of Shares of Common Stock as compared to other sources of funds, the purchase price likely to apply to any sale of Shares of Common Stock, the participant submitting the request, the extent and nature of such participant's prior participation in the Plan, the number of Shares of Common Stock held of record by such participant, and the aggregate amount of optional cash investments in excess of $1,000 for which Requests for Waiver have been submitted by all participants. If Requests for Waiver are submitted for any Investment Date for an aggregate amount in excess of the amount United is then willing to accept, United may honor such requests in order of receipt, pro rata or by any other method that United determines to be appropriate. With regard to optional cash investments made pursuant to a Request for Waiver, the Plan does not provide for a predetermined maximum limit on the amount that a participant may invest or on the number of shares that a participant may purchase.

           In no event will United be able to issue more shares in total than the number of shares registered for sale."

          Other than the above changes, all the remainder of
the  Dividend Reinvestment and Stock Purchase Plan of United
Mobile  Homes,  Inc.  filed with the SEC  on  May  22,  2000 remains unchanged.

           This Post-Effective Amendment No. 1 is effective immediately.


STICKERED  AMENDMENT  TO  THE  UNITED  MOBILE  HOMES,   INC.
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN DATED MAY  22,
2000:

          14.  What is the Investment Date?

           The Investment Date for dividends will be the Dividend Payment Date. Dividend payment dates are generally March 15, June 15, September 15, and December 15. For optional cash payments, the Investment Date will be the Dividend Payment Date in months having dividends payable or otherwise on the fifteenth (15th) of each month. If an Investment Date falls on a Saturday, Sunday or holiday, the Investment Date will be the next following business day.

          32.  WAIVER OF MAXIMUM LIMITS
               May I make an optional cash payment in excess of $1,000 per month?

           Optional cash investments in excess of $1,000 per month may be made only pursuant to a Request for Waiver accepted by United. Participants who wish to submit an optional cash investment in excess of $1,000 for any Investment Date must obtain the prior written approval of United, and a copy of such written approval must accompany any such optional cash investment submitted to the Agent. A Request for Waiver should be directed to Shareholder Relations at United via telephone at 732-577-9997. United has sole discretion to grant any approval for optional cash investments in excess of the allowable maximum amount. In deciding whether to approve a Request for Waiver, United will consider relevant factors including, but not limited to, United's need for additional funds, the attractiveness of obtaining such additional funds through the sale of Shares of Common Stock as compared to other sources of funds, the purchase price likely to apply to any sale of Shares of Common Stock, the participant submitting the request, the extent and nature of such participant's prior participation in the Plan, the number of Shares of Common Stock held of record by such participant, and the aggregate amount of optional cash investments in excess of $1,000 for which Requests for Waiver have been submitted by all participants. If Requests for Waiver are submitted for any Investment Date for an aggregate amount in excess of the amount United is then willing to accept, United may honor such requests in order of receipt, pro rata or by any other method that United determines to be appropriate. With regard to optional cash investments made pursuant to a Request for Waiver, the Plan does not provide for a predetermined maximum limit on the amount that a participant may invest or on the number of shares that a participant may purchase.

           In no event will United be able to issue more shares in total than the number of shares registered for sale.

              AMENDMENT DATED ___________, 2003

PROSPECTUS

                  UNITED MOBILE HOMES, INC.
        DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of United Mobile Homes, Inc. ("United") described herein provides holders of United's Shares of Common Stock ("Shares of Common Stock" or "Shares") with a simple and convenient method of investing cash dividends and optional cash payments in additional Shares of Common Stock without payment of any brokerage commission or service charge.

      The proceeds of dividends reinvested in the Plan and optional cash payments will be used to purchase original issue Shares of Common Stock from United. The price of Shares of Common Stock purchased with reinvested dividends and optional cash payments will be 95% of the market price (see Question 15).

     Participants in the Plan may:

- Automatically reinvest cash dividends on all Shares registered in their names.

- Automatically reinvest cash dividends on less than all of the Shares registered in their names and continue to receive cash dividends on the remaining Shares.

- Invest by making optional cash payments at any time of not less than $500 per payment nor more than $10,000 per calendar quarter, whether or not any dividends on Shares registered in the participant's name are being reinvested. Optional cash payments will be invested quarterly, generally on the Investment Date. (See Question 31 regarding optional cash payment provisions not currently available).

      Holders of Shares of Common Stock who do not choose to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner.

      IT  IS SUGGESTED THAT THIS PROSPECTUS BE RETAINED  FOR
FUTURE REFERENCE.

      United reserves the right to terminate the Plan at any time.

     The Plan   does   not   represent  a change in United's
dividend   policy   or  a  guarantee  of  future  dividends.
Dividends  will   continue  to depend on earnings, financial
requirements, and other factors.

     This Prospectus   relates to  up to 1,100,000 Shares of
Common Stock with $.10 par value.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UNITED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UNITED SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER BY UNITED OR ANY AGENT OF UNITED OR ANY OTHER PERSON TO SELL SECURITIES IN ANY STATE IN WHICH SUCH OFFER WOULD BE
UNLAWFUL. THIS PROSPECTUS RELATES ONLY TO THE SHARES OF UNITED OFFERED HEREBY AND IS NOT TO BE RELIED UPON IN CONNECTION WITH THE PURCHASE OR SALE OF ANY OTHER SECURITIES OF UNITED.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
ON   OR   ENDORSED  THE  MERITS  OF  THIS   OFFERING.    ANY
REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

The date of this Prospectus is _______, 2000.

AVAILABLE INFORMATION

      United is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission ("Commission") relating to its business, financial position, results of operations and other matters. Information as of particular dates concerning the Directors is disclosed in proxy statements. Such reports, proxy statements and other information can be inspected at the Public Reference Room of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C.; and at certain of its Regional Offices, located at Room 1204, Everett McKinley
Dirksen Building, 219 South Dearborn Street, Chicago, Illinois; Room 1102, Federal Building, 26 Federal Plaza, New York, New York; and 5757 Wiltshire Boulevard, Suite 500 East, Los Angeles, California. Copies of such material can be obtained from the Public Reference Section of the Commission in Washington, D.C. 20549 at prescribed rates.

      United has filed with the Commission a Registration Statement under the Securities Act of 1933 with respect to the Shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to United, the Shares of Common Stock and related matters, reference is made to such Registration Statement, including the exhibits incorporated therein by reference or filed as a part thereof.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents and portions of documents filed by United with the Commission are hereby incorporated into this Prospectus by reference:

      (1) United's most recent Annual Report on Form 10-K filed pursuant to the Exchange Act.

      (2)   All other reports filed pursuant to the Exchange
Act, including reports on Form 10-Q, since the end of the fiscal year covered by the annual report.

      (3) The description of United's Shares, $.10 par value, which is contained in a registration statement filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

     (4) All documents filed by United pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering to which this Prospectus relates shall also be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such documents.

      The foregoing documents incorporated by reference in this Prospectus (not including exhibits to the information that are incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates) will be provided without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, made to Ernest
V. Bencivenga, United Mobile Homes, Inc., Juniper Business Plaza, 3499 Rt. 9 North, Suite 3-C, Freehold, New Jersey 07728 (telephone number 732-577-9997).

      No person has been authorized to give any information, or to make any representations other than those contained in this Prospectus or referred to herein, and, if given or made, such other information or representation must not be relied upon as having been authorized by United. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus at any time does not imply that information herein is correct as of any time subsequent to the date hereof.

      This  Prospectus relates to the Shares of Common Stock
of  United  registered  for sale  under  the  Plan.   It  is
suggested that this Prospectus be retained for future reference.

THE COMPANY

     United is a corporation organized under the laws of the State of New Jersey. United's principal executive offices are located at Juniper Business Plaza, 3499 Rt. 9 North, Suite 3-C, Freehold, New Jersey 07728. United's telephone number is 732-577-9997).

                         DESCRIPTION
    OF THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

      The Dividend Reinvestment and Stock Purchase Plan (the
"Plan") for holders of Shares of Common Stock of United is set forth in the following questions and answers.

      For further information concerning the Plan, please address correspondence to:

          Ernest V. Bencivenga
          United Mobile Homes, Inc.
          Juniper Business Plaza
          3499 Rt. 9 North, Suite 3-C
          Freehold, New Jersey   07728

PURPOSE

1.   What is the purpose of the Plan?

     The purpose of the Plan is to provide holders of record of Shares of Common Stock of United with a convenient and economical way of investing cash dividends and optional cash payments in Shares of Common Stock of United at a 5% discount from the market price prior to investment (see Question 15) and without payment of any brokerage commission or service charge. Since such Shares of Common Stock will be purchased from United, United will receive additional funds to make investments in real estate and for other purposes.

ADVANTAGES

2.   What are the advantages of the Plan?

     By participating in the Plan:

      You may purchase Shares of Common Stock at a 5% discount from the market price (see Question 15) of Shares of Common Stock of United by reinvesting cash dividends on all or less than all of the Shares of Common Stock registered in your name.

      You may purchase additional Shares of Common Stock at the same discount by making optional cash payments at any time of not less than $500 per payment nor more than $10,000 per calendar quarter. (See Question 31).

      You pay no brokerage commission or service charge in connection with investments under the Plan.

      Recordkeeping is simplified under the Plan by the provision of a statement of account to each participant.

      You are assured safekeeping of Shares of Common Stock credited to your account because certificates are not issued unless requested.

ADMINISTRATION

3.   Who administers the Plan?

     Chase Mellon Shareholder Services, P.O. Box 3316, South Hackensack, New Jersey 07606-9871 (the "Agent") administers the Plan for participants, keeps records, sends statements of account after each purchase to participants and performs other duties relating to the Plan. The Agent purchases Shares of Common Stock from United as agent for participants in the Plan and credits the shares to the accounts of the individual participants.

ELIGIBILITY

4.   Who is eligible to participate?

     (a)  Shareholders of Record

      All  holders of record of Shares of Common Stock   are
eligible to participate in the Plan.

     (b)  Beneficial Owners of Shares of Common Stock

      Beneficial owners, whose Shares of Common Stock are registered in names other than their own (for instance, in the name of a broker or bank nominee), may not participate in the reinvestment of cash dividends on such Shares of Common Stock because of the administration problems in making such provision. Nevertheless, the shareholder, all of whose Shares of Common Stock are in street name or nominee name, may participate in the optional cash payment provision by completing and sending in the Authorization Card certifying that he is a shareholder of United.

5.   How is the Plan to be interpreted?

      Any question of interpretation arising under the Plan will be determined by United and any such determination will be final.

PARTICIPATION

6.   How do Holders of Shares of Common Stock join the Plan?

      A holder of record of Shares of Common Stock may join the Plan at any time by completing and signing an
Authorization Card and returning it to the Agent. An Authorization Card and a postage-paid return envelope may be obtained at any time by writing to United Mobile Homes, Inc., Juniper Business Plaza, 3499 Rt. 9 North, Suite 3-C, Freehold, New Jersey 07728.

7.   What does the Authorization Card provide?

      If you check the appropriate box on the Authorization Card, you may elect "Full Dividend Reinvestment" and the Agent will apply all cash dividends on all the Shares of Common stock then or subsequently registered in your name, together with any optional cash payments, toward the purchase of Shares of Common Stock.

     If you elect to reinvest dividends on only a portion of your Shares of Common Stock, you should check the "Partial Dividend Reinvestment" box on the Authorization Card and the Agent will reinvest cash dividends on only the number of whole Shares of Common Stock you specify on the Authorization Card, together with any optional cash payments, toward the purchase of Shares of Common Stock, and will pay cash dividends on the rest of your Shares.

       If the "Optional Cash Payments" box on the Authorization Card is checked, you will continue to receive cash dividends on Shares of Common Stock in the usual manner, but the Agent will apply any optional cash payment received with the Authorization Card or with a subsequent payment form (see Question 11) to the purchase of Shares of Common Stock under the Plan. (See Question 31).

     The Authorization Card also provides a certification to be signed by beneficial owners whose Shares of Common Stock are held in street or nominee name who wish to participate in the optional cash payment provisions.

      The Agent will reinvest automatically any subsequent dividends on the Shares of Common Stock credited to your account under the Plan. The Plan, in other words, operates so as to reinvest dividends on a cumulative basis on the Shares of Common Stock designated on your Authorization Card and on all Shares of Common Stock accumulated and held in your Plan account, until you specify otherwise by notice in writing delivered to the Agent or withdraw from the Plan altogether, or until the Plan is terminated. See Question 28 for the consequences of sales of Shares of Common Stock subject to the Plan.

8.   What are my options under the Plan?

      By marking the appropriate spaces on the Authorization
Card, you may choose among the following investment options:

      To reinvest cash dividends automatically on all Shares of Common Stock now and subsequently registered in your name at 95% of the market price on the Investment Date (see Question 15 for a description of how this is computed).

      To reinvest cash dividends automatically on less than all of the Shares of Common Stock registered in your name (a specified number of full shares) at 95% of the market price on the Investment Date and continue to receive cash dividends on the remaining Shares of Common Stock.

      To invest by making optional cash payments at any time in any amount not less than $500 per payment nor more than $10,000 per calendar quarter, whether or not any dividends are being automatically reinvested, at 95% of the market price on the Investment Date. (See Question 31).

9.   May I change options under the Plan?

     Yes. You may change options under the Plan at any time by completing and signing a new Authorization Card and returning it to the Agent. The answer to Question 6 tells how to obtain an Authorization Card and return envelope. Any change concerning the reinvestment of dividends must be received by the Agent not later than five days prior to the record date for a dividend (see Question 10) in order for the change to become effective with that dividend.

10. When will investment of dividends respecting Shares of Common Stock start?

      If your Authorization Card is received by the Agent five calendar days prior to the record date for determining the holders of shares entitled to receive the next dividend, reinvestment of your dividends will commence with the next dividend. The record dates for dividend payments on the Shares of Common Stock are generally on or about February l5, May l5, August l5 and November l5. If your Authorization Card is received subsequent to five calendar days prior to the record date, reinvestment of your dividends (or designated portion thereof) will not start until payment of the next following dividend.

OPTIONAL CASH PAYMENTS  (See Question 31).

11.  How does the cash payment option work?

      (a) Each participant in the Plan may invest in additional Shares of Common Stock by making optional cash payments at any time. Participants in the Plan have no obligation to make any optional cash payments. Optional payments may be made at irregular intervals and the amount of each optional payment may vary, but no optional payment may be less than $500 and the total optional payments invested by each owner of Shares of Common Stock may not exceed $10,000 per calendar quarter.

      An optional cash payment may be made by enclosing a check or money order with the Authorization Card when enrolling; and thereafter by forwarding a check or money order to the Agent with a payment form which will be attached to each statement of account. Checks and money orders must be in United States dollars and should be made payable to "Chase Mellon Shareholder Services". No interest will be paid on optional cash payments held by the Agent pending the purchase of Shares of Common Stock. (See Questions 13 and 14).

     Optional cash payments must be received by the Agent no later than ten (10) calendar days prior to the Investment Date. Optional cash payments received by the Agent will be returned to participants upon written requested received by the Agent at least ten (10) calendar days prior to the Investment Date.

      (b) United may pay dividends in the future on an annual basis, semi-annual basis or quarterly basis. United may discontinue cash dividends for one or more quarters. In any quarter in which no cash dividend is paid, participants may nevertheless make optional cash payments. The investment dates will be the dates set forth in Question 14.

PURCHASES

12. What is the source of Shares of Common Stock purchased under the Plan?

      Shares of Common Stock purchased under the Plan come from authorized but unissued Shares of Common Stock of United. Shares will not be purchased in the open market.

13. When will dividends and optional cash payments be invested in Shares of Common Stock?

      Reinvestment of dividends and investment of optional cash payments will be made on the date when the dividend becomes payable. Participants will become owners of Shares of Common Stock purchased under the Plan as of the date of purchase. In order to allow sufficient time for processing, optional cash payments must be received by the Agent no later than ten (10) calendar days prior to the Dividend Payment date. Optional cash payments received by the Agent subsequent to ten (10) calendar days prior to a Dividend Payment date will be applied to the purchase of Shares of Common Stock on the Investment Date falling in the next succeeding quarter.

14.  What is the Investment Date?

     There is only one Investment Date in each quarter. The Investment Date will be the Dividend Payment Date. If an Investment Date falls on a Saturday, Sunday or holiday, the Investment Date will be the next following business day. If no dividend is paid in a quarter, the Dividend Payment Date for purposes of optional cash investment will be deemed to be March 15, June 15, September 15, and December 15.

15. What will be the price of Shares purchased under the Plan?

      The Officers of United will determine the price of Shares to be purchased. It is intended that the price of Shares to be purchased will be at a 5% discount from the market price.

      The Shares of Common Stock are traded on the American Stock Exchange ("AMEX"). The Officers of United will fix the reinvestment price at a discount price equal to 95% of the market price. The price at which the Shares of Common Stock will be purchased will be the higher of 95% of the average of the daily high and low sale prices of United's Common Stock on the AMEX on the four trading days including and preceding the Investment Date or 95% of the average of the high and low sale prices of United's Common Stock on the AMEX on the Investment Date. In the event there is no trading in the Shares, or if for any reason United and the Agent have difficulty in determining the price of Shares to be purchased under the Plan, then United, on consultation with the Agent, will use such other public report or sources as United deems appropriate to determine the market price and the appropriate 5% discount. If the reinvestment price involves a fraction, it will be expressed in one-eighth of a point, with a rounding out to the next higher one-eighth of a point.

16. How will the number of Shares of Common Stock purchased for me be determined?

      The number of Shares of Common Stock that will be purchased for you on any Investment Date will depend on the amount of your dividend to be invested, the amount of any optional cash payments and the applicable purchase price of the Shares of Common Stock that results from dividing the aggregate amount of dividends and optional payments to be invested by the applicable purchase price. Fractional shares will be credited to your account. At any time when you withdraw from the Plan or request all Shares to be transferred to you name, the fractional share will be paid in cash.

COSTS

17. Are there any costs to me for my purchases under the Plan?

      There are no brokerage fees for purchases of Shares of Common Stock under the Plan because Shares are purchased directly from United. All costs of administration of the Plan will be paid by United. Brokers and nominees may impose charges or fees in connection with their handling of participation in the Plan by nominee and fiduciary accounts.

DIVIDENDS

18. Will dividends be paid on Shares of Common Stock held in my Plan account?

     Yes. Cash dividends on Shares of Common Stock credited to your account are automatically reinvested in additional shares and credited to your account.

REPORTS TO PARTICIPANTS

19.  What reports will be sent to participants in the Plan?

      Following each purchase of Shares of Common Stock for your account, the Agent will mail to you a statement of account showing amounts invested, the purchase price (see Question 15), the number of Shares purchased, and other information for the year to date. Each participant will receive a Form 1099 showing income reportable for Federal income tax purposes following the final purchase in each calendar year (see Question 28). These statements are your record of the cost of your purchases and should be retained for income tax and other purposes. In addition, during the year you will receive copies of the same communications sent to all other holders of Shares of Common Stock.

CERTIFICATES FOR SHARES

20. Will I receive certificates for Shares of Common Stock purchased under the Plan?

      Shares of Common Stock purchased by the Agent for your account will be registered in the name of the Agent's nominee and certificates for such Shares will not be issued to you until requested. The total number of Shares credited to your account will be shown on each statement of account. This custodial service helps to protect you against the risk of loss, theft or destruction of stock certificates.

     Certificates for any number of whole Shares credited to your account will be issued to you at any time upon written request to the Agent. Cash dividends with respect to Shares represented by certificates issued to you will continue to be automatically reinvested. Any remaining Shares will continue to be credited to your account.

     If the written request to the Agent is for certificates to be issued for all Shares credited to your account, any fractional share will be paid in cash.

     Certificates for fractions of shares will not be issued under any circumstances.

21. May Shares of Common Stock in my Plan account be pledged?

      No.   You  must  first request that  certificates  for
Shares  credited to your Plan account be issued to you  (see
Question 20) before you can pledge such Shares.

22. In whose name will certificates be registered and issued?

      When issued, certificates for Shares of Common Stock will be registered in the name in which your Plan account is maintained. For holders of record, this generally will be the name or names in which your Share certificates are registered at the time you enroll in the Plan. Upon written request, Shares will be registered in any other name, upon the presentation to the Agent of evidence of compliance with all applicable transfer requirements (including the payment of any applicable transfer taxes).

WITHDRAWAL FROM THE PLAN

23.  When may I withdraw from the Plan?

      You may withdraw from the Plan at any time. If your request to withdraw is received by the Agent five calendar days prior to the record date for determining the holders entitled to receive the next dividend respecting any Shares of Common Stock held by you, your request will be processed following receipt of the request by the Agent. If your request to withdraw is received by the Agent subsequent to five calendar days prior to the record date for determining the holders entitled to receive the next dividend respecting such Shares of Common Stock but before payment of the dividend, the dividend will be reinvested for your account and your request for withdrawal will be processed promptly thereafter.

     After your request for withdrawal has become effective, all dividends will be paid in cash to you unless and until you re-enroll in the Plan, which you may do at any time.

24.  How do I withdraw from the Plan?

      In order to withdraw from the Plan, you must send a letter, stating that you wish to withdraw, to Chase Mellon

Shareholder Services, P.O .Box 3316, South Hackensack, New Jersey 07606-9871. When you withdraw from the Plan, or upon termination of the Plan by United, certificates for Shares credited to you account under the Plan will be issued to you. Any fractional share will be paid in cash.

OTHER INFORMATION

25.   What  happens if I sell or transfer Shares  of  Common
Stock registered in my name?

     If you dispose of all Shares of Common Stock registered in your name, the dividends on the Shares credited to your Plan account will continue to be reinvested until you notify the Agent that you wish to withdraw from the Plan.

26. What happens if United issues a stock dividend, declares a stock split or has a rights offering?

      Any stock dividends or split shares distributed by United on Shares of Common Stock credited to your Plan account will be added to your account. Stock dividends or split shares distributed on Shares of Common Stock for which you hold certificates will be mailed directly to you in the same manner as to shareholders who are not participating in the Plan.

     In a regular rights offering, as a holder of record you will receive rights based upon the total number of Shares of Common Stock owned; that is, the total number of Shares for which you hold certificates and the total number of Shares held in your Plan account.

27. Can I vote shares in my Plan account at meetings of shareholders?

      Yes. You will receive a proxy for the total number of Shares of Common Stock held, both the Shares for which you hold certificates and those credited to your Plan account. The total number of Shares of Common Stock held may also be voted in person at a meeting.

      If the proxy is not returned or if it is returned unsigned, none of your Shares of Common Stock will be voted unless you vote in person.

28. What are the Federal income tax consequences of participation in the Plan?

      Under Internal Revenue Service rulings in connection with similar plans, dividends reinvested will be treated as taxable notwithstanding the dividends are reinvested in stock. Under prior Internal Revenue Service rulings, it was assumed the 5% discount was also taxable. Recent Internal Revenue Service rulings suggest that the 5% is a reduced taxable basis for the shares received. Shareholders should consult their own tax consultant on the proper tax treatment of the discount.

      Distributions of real estate investment trusts are treated as dividends to the extent a real estate investment trust has earnings and profits for Federal income tax purposes. To the extent that the amount so distributed by United exceeds the current and accumulated earnings and profits of United, such excess would be treated for Federal income tax purposes as a return of capital to the shareholder. Each participant will receive a Form 1099 showing total dividend income, the amount of any return of capital distribution and the amount of any capital gain dividend for the year.

      The holding period of Shares of Common Stock acquired under the Plan, whether purchased with dividends or optional cash payments, will begin on the day following the date on which the Shares were purchased for your account.

      As a participant in the Plan you will not realize any taxable income when you receive certificates for whole Shares credited to your account, either upon your request for such certificates or upon withdrawal from or termination of the Plan. However, you will recognize gain or loss (which, for most participants, will be capital gain or loss) when whole Shares acquired under the Plan are sold or exchanged after your withdrawal from or the termination of the Plan. If such gain or loss is capital, it will be long-term capital gain or loss if the shares sold are held for more than one year and will be short-term capital gain or loss if the Shares sold are held for one year or less.

29. What is the responsibility of United and the Agent under the Plan?

      Neither United nor the Agent nor its nominees, in administering the Plan, will accept liability for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death.

NEITHER  UNITED NOR THE AGENT CAN ASSURE YOU OF A PROFIT  OR
PROTECT  YOU  AGAINST A LOSS ON SHARES PURCHASED  UNDER  THE
PLAN.

30. How are income tax withholding provisions applied to participants?

      In the case of foreign participants who elect to have their dividends reinvested or who elect to make optional cash payments and whose dividends are subject to United
States income tax withholding, an amount equal to the dividends payable to such participants who elect to reinvest dividends, or the amount of the optional cash payment made by a participant, less the amount of tax required to be withhold, will be applied by the Agent to the purchase of Shares of Common Stock. A Form 1042S, mailed to each foreign participant after the final purchase of the calendar year, will show the amount of tax withhold in that year. A Form 1099 will be mailed to domestic participants in the event that Federal income tax withholding is imposed in the future on dividends to domestic participants.

31.  May the Plan be changed or discontinued?

      United reserves the right to modify, suspend or terminate the Plan at any time. All participants will receive notice of any such action. Any such modification, suspension or termination will not, of course, affect previously executed transactions. United also reserves the right to adopt, and from time to time change, such administrative rules and regulations (not inconsistent in substance with the basic provisions of the Plan then in effect) as it deems desirable or appropriate for the administration of the Plan. The Agent reserves the right to resign at any time upon reasonable written notice to United.

     The purpose of the Plan is to provide shareholders with a systematic and convenient method of investing dividends and optional cash payments for long-term investment. Use of the Plan for any other purpose is prohibited.

      United reserves the right to return optional cash payments to subscribing shareholders if, in United's opinion, the investment is not consistent with the purposes of the Plan. Shareholders who establish multiple accounts to circumvent the $10,000 per calendar quarter limit on optional cash investment are subject to United's right to return all optional cash payments.

      United would consider lowering or eliminating the discount without prior notice to participants if for any reason United believed that participants were engaging in positioning and other transactions with the intent to purchase Shares of Common Stock under the Plan and then immediately reselling such Shares of Common Stock in order to capture the discount. Any participants who engage in such transactions may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933.

      On June 24, 1998, United, pursuant to this Section, suspended further optional shareholder cash payments under the Plan. The acceptance of optional cash payments can be reinstated in the future by resolution of the Board of Directors. Shareholders will be sent notice if the optional cash payment feature is activated.

           ______________________________________

      After the closing of the offering, all investors will be provided annually with financial statements of United Mobile Homes, Inc., including a balance sheet and the related statements of income, shareholders' equity and cash flows, accompanied by an independent auditors' report stating that an audit of such financial statements has been made in accordance with generally accepted auditing standards, stating the opinion of the auditor with respect to the financial statements and the accounting principles and practices reflected therein, and identifying any matters to which the auditor takes exception and stating, to the extent practicable, the effect of each such exception on such financial statements.

SPECIAL RULES TO PROTECT UNITED'S STATUS AS A QUALIFIED REIT
      UNDER THE PROVISIONS OF THE INTERNAL REVENUE CODE

     United reserves the right not to issue shares under the Plan to any shareholder holding more than 3% of United's shares. These shareholders may use the Plan both for dividend reinvestment and for optional cash payments but no shares will be issued to any shareholder if the issuance could provide for the disqualification of United as a REIT under the provisions of the Internal Revenue Code. The decision of United in this regard is final and the particular shareholders' only right shall be the return of any optional cash payment and the return of dividends in cash.

      United also reserves the right to return optional cash payments to subscribing shareholders if, in United's opinion, the investment is not consistent with the purposes of the Plan. This provision would cover shareholders who sell short shares on the American Stock Exchange and use the optional cash payment solely for purposes of attempting to earn the 5% differential. This provision can also be invoked to prevent any shareholder from creating multiple optional cash payment accounts. The purpose of the Plan is to provide shareholders with a systematic and convenient method of investing dividends and optional cash payments for long-term investment. Use of the Plan for any other purpose is prohibited.

USE OF PROCEEDS

     United has no basis for estimating precisely either the number of Shares of Common Stock that ultimately may be sold pursuant to the Plan or the prices at which such shares will be sold. However, United proposes to use the net proceeds from the sale of Shares of Common Stock pursuant to the Plan, when and as received, to make investments in real estate and for other purposes. United considers the Plan to be a cost-effective means of expanding its equity capital base and furthering its investment objectives while at the same time benefiting holders of Shares of Common Stock.

EXPERTS

      The consolidated financial statements and schedule of United as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, included in United's Annual Report on Form 10-K, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INDEMNIFICATION

      The General Corporation Law of New Jersey empowers a corporation to indemnify its directors, employees and agents against certain expenses, judgments, fines and amounts incurred in connection with such person's employment by the corporation. United's By-laws provide for indemnification of directors and officers to the full extent permitted or allowed under New Jersey law.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling United pursuant to the foregoing provisions, United has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                         SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3D and has duly caused this Post Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Freehold, State of New Jersey, on March 19, 2003.

                    UNITED MOBILE HOMES, INC.


                    By   /s/Eugene W. Landy
                    Eugene W. Landy
                    Chairman of the Board and Director

      Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature           Title                               Date

/s/Eugene W. Landy       Chairman of the Board and   March 19, 2003
Eugene W. Landy          Director

/s/Samuel A.Landy        President and Director      March 19, 2003
Samuel A. Landy

/s/Anna  T.  Chew        Vice President, Chief       March 19, 2003
Anna T. Chew             Financial Officer
                         and Director

/s/Ernest V. Bencivenga  Secretary/Treasurer         March 19, 2003
Ernest V. Bencivenga     and Director

/s/Charles P. Kaempffer  Director                    March 19, 2003
Charles P. Kaempffer

/s/James E. Mitchell     Director                    March 19, 2003
James E. Mitchell

/s/Richard Molke         Director                    March 19, 2003
Richard Molke

/s/Eugene Rothenberg     Director                    March 19, 2003
Eugene Rothenberg

/s/Robert G. Sampson     Director                    March 19, 2003
Robert G. Sampson